Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS 22% HIGHER REVENUE AND 33% EPS GROWTH FOR

2010 SECOND QUARTER

•	MIDPOINT OF 2010 REVENUE GUIDANCE RANGE INDICATES 18% REVENUE GROWTH AND 26% EPS INCREASE

•	OPERATING MARGIN EXPANDS 70 BASIS POINTS TO 4.3% FROM 2009 SECOND QUARTER

•	HEALTHCARE BUSINESS 27% OF TOTAL REVENUE; ELECTRONIC MEDICAL RECORDS PROJECTS 13% OF TOTAL REVENUE

•	THREE MAJOR ELECTRONIC MEDICAL RECORDS PROJECTS AWARDED IN SECOND QUARTER; EMR PROJECT PIPELINE EXPANDING

•	STRONG DEMAND DRIVES HEADCOUNT INCREASE OF 100 FOR A YEAR-TO-DATE INCREASE OF 300 OR 10% SINCE YEAR-END 2009

BUFFALO, N.Y. — July 27, 2010 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2010 second quarter which ended on July 2, 2010. The continued increase in client demand for external IT resources and the start of new electronic medical records (EMR) solutions projects were the primary drivers of CTG’s significant growth in revenue, margins, and earnings in the 2010 second quarter.

2010 Second Quarter Results Summary

Revenue, operating income, net income and diluted net income per share for the 2010 second quarter as compared with the 2009 second quarter are as follows:

	July 2, 2010	July 3, 2009	$ Change	% Change
Revenue	$81,142	$66,580	$14,562	21.9%
Operating income	$3,489	$2,424	$1,065	43.9%
Net income	$1,905	$1,395	$510	36.6%
Diluted net income per share	$0.12	$0.09	$0.03	33.3%

The Company’s operating margin expanded by 70 basis points to 4.3% from 3.6% in the 2009 second quarter.

“Continued strong demand from our staffing and healthcare businesses enabled us to achieve double-digit growth in revenue and earnings and significant margin expansion over last year” said CTG Chairman and Chief Executive Officer James R. Boldt. “Healthcare revenue in the second quarter increased 21% over last year and was 27% of total revenue with EMR projects contributing almost half of all healthcare revenue. We believe we are still in the early stages of the significant increases in demand expected for EMR assessments, systems implementation, and development work. During the second quarter, we began work on a health information exchange assessment for the state of Texas and were awarded three new major EMR projects. In the second quarter, we also signed our first contract for our actuarial underwriting solution that uses employer group financial information to more equitably and competitively price group premiums. We added 100 people to CTG’s headcount in the quarter, reflecting the strong demand in our managed services staffing business and EMR implementation services.”

“CTG also continues to be recognized on a national level as a leading provider of healthcare IT services, being named in June by Healthcare Informatics to its annual ranking of the largest healthcare IT providers, the Healthcare Informatics 100 (HCI 100). CTG was ranked 7th of the companies on the list that generated 100% of 2009 healthcare provider revenue from consulting services. Our visibility and reputation as a leading provider of healthcare IT continues to keep us on the short list for EMR requests for proposals, a significant advantage as EMR proposal activity is steadily increasing.”

2010 Second Quarter Review

Solutions revenue in the 2010 second quarter increased 14%, or $3.2 million, to $26.3 million, and represented 32% of total revenue. Staffing revenue increased 26%, or $11.4 million, to $54.8 million, or 68% of total revenue. European revenue was $14.4 million, or 18% of total revenue, in the 2010 second quarter, compared with $15.0 million, or 23% of total revenue, in the 2009 second quarter. Foreign currency exchange fluctuations had a $1.0 million unfavorable effect on revenue in the quarter. There were 64 billing days in the 2010 second quarter compared with 63 billing days in the 2009 second quarter.

Selling, general, and administrative (SG&A) expenses were $14.3 million, or 17.6% of revenue, compared with $12.5 million, or 18.8% of revenue, in the 2009 second quarter. The decline in SG&A as a percent of revenue reflects operating leverage from revenue growth and continued disciplined cost management.

CTG’s effective tax rate for the 2010 second quarter was 44% compared with 42% in the 2009 second quarter.

The Company provided cash from operations of $6.7 million in the 2010 second quarter compared with cash provided from operations of $6.8 million in the 2009 second quarter. At July 2, 2010, the Company had $8.6 million in cash compared with $14.7 million at the end of the 2009 second quarter. CTG had no debt at the end of the 2010 and 2009 second quarters. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

2010 First Half Review

Results for the first half of the year reflect the same trends seen in the second quarter.

Revenue, operating income, net income and diluted net income per share for the 2010 first half as compared with the 2009 first half are as follows:

	July 2, 2010	July 3, 2009	$ Change	% Change
Revenue	$159,631	$141,136	$18,495	13.1%
Operating income	$6,578	$4,831	$1,747	36.2%
Net income	$3,691	$2,697	$994	36.9%
Diluted net income per share	$0.23	$0.18	$0.05	27.8%

The Company’s operating margin increased by 70 basis points to 4.1% from 3.4% in the 2010 first half compared with the 2009 first half. During the first half of 2010, CTG’s solutions business increased 8% to $51.5 million, or 32% of total revenue, and its staffing business grew 16% to $108.1 million, or 68% of total revenue. European revenue decreased 5.4% to $31.0 million in the 2010 first half and represented 19% of consolidated revenue. Strong client demand for external technical resources in the 2010 first half accounted for a year-to-date increase in headcount of 300, or 10%, since year-end 2009.

Selling, general, and administrative expenses were $28.2 million, or 17.7% of revenue, compared with $26.8 million, or 19.0% of revenue, in the 2009 first half.

Stock Repurchase Program

CTG repurchased 101,000 of its shares in the 2010 second quarter at an average price of $7.42 per share. In July 2010, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On July 26, 2010, approximately 281,000 shares were available under CTG’s current repurchase authorizations.

Revenue and Earnings Guidance Updated

CTG expects its 2010 third quarter revenue to range from $81 million to $83 million, a 23% increase from 2009 at the midpoint of the projected range. The Company expects 2010 third quarter net income per diluted share of $0.11 to $0.13, a 20% increase from 2009 at the midpoint of the projected range. There are 63 billing days in the 2010 third quarter compared with 64 billing days in the 2009 third quarter.

Based on the strength of its current business and trends in its healthcare and staffing businesses, CTG has increased its 2010 revenue guidance to $320 million to $328 million from $314 million to $322 million, an 18% increase from 2009 at the midpoint of the new projected range. The Company has changed its 2010 net income per diluted share guidance to $0.45 to $0.51 from $0.47 to $0.55, a 26% increase from 2009 at the midpoint of the new projected range. A tax rate of approximately 40% is projected for 2010.

Mr. Boldt commented, “Second quarter revenue came in at the high end of expectations, and that combined with current and new business activity in our staffing and healthcare businesses, caused us to raise our revenue guidance for the year. At the same time, we lowered our 2010 earnings guidance because we are experiencing a reduction in demand for solutions work from a large customer in our energy practice. Overall, the favorable effect from the significant growth coming from our staffing and healthcare businesses still keeps us solidly on track to achieve double-digit revenue and earnings growth in 2010.”

Mr. Boldt concluded, “As we look beyond 2010, EMR projects and our new healthcare solutions will be the growth engines of our business for the foreseeable future. While our staffing business is currently growing at a greater rate than our more profitable solutions business in 2010, we expect that staffing demand will level off next year as the economic recovery progresses and our clients begin to make more internal hires. We also expect that demand for EMR solutions work will grow at a faster pace next year as access to financing for capital investments continues to improve for healthcare providers, more federal stimulus money becomes available, and the deadline for meaningful use incentives draws closer. Increasing EMR work and our success at winning and implementing lucrative EMR projects put CTG in an excellent position for further margin expansion and continued growth in revenue and earnings over the next several years.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,200 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2009 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Wednesday July 28, 2010 at 10:00 AM Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial 1-888-276-0010 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time July 28, 2010 and 11:00 p.m. Eastern Time July 31, 2010 by dialing 1-800-475-6701 and entering the conference ID number 121486.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009

Revenue	$81,142	$66,580	$159,631	$141,136
Direct costs	63,350	51,628	124,831	109,464
Selling, general and administrative expenses	14,303	12,528	28,222	26,841

Operating income	3,489	2,424	6,578	4,831
Other expense, net	(71)	(29)	(118)	(180)

Income before income taxes	3,418	2,395	6,460	4,651
Provision for income taxes	1,513	1,000	2,769	1,954

Net income	$1,905	$1,395	$3,691	$2,697

Net income per share:
Basic	$0.13	$0.09	$0.25	$0.18

Diluted	$0.12	$0.09	$0.23	$0.18

Weighted average shares outstanding:
Basic	14,728	14,874	14,725	14,908
Diluted	16,095	15,373	16,051	15,210

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 2, 2010	July 3, 2009		July 2, 2010	July 3, 2009

Current Assets:			Current Liabilities:

Cash and cash equivalents	$8,584	$14,694	Accounts payable	$5,583	$7,499

Accounts receivable, net	50,914	42,612	Accrued compensation	25,576	22,742

Other current assets	4,013	3,947	Other current liabilities	5,083	5,150

Total Current Assets	63,511	61,253	Total Current Liabilities	36,242	35,391

Property and equipment, net	8,362	7,430	Long-term debt	—	—

Goodwill	35,678	35,678	Other liabilities	9,441	8,812

Other assets	11,308	9,581	Shareholders’ equity	73,176	69,739

Total Assets	$118,859	$113,942	Total Liabilities and Shareholders’ Equity	$118,859	$113,942

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.